Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated March 13, 2026, with respect to the statement of assets and liabilities of 21Shares Dogecoin ETF (the “Trust”), as of September 30, 2025, and the related changes in net assets for the period September 17, 2025 (date of initial seed) through September 30, 2025, incorporated herein by reference.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Towson, Maryland

March 13, 2026